EXHIBIT 99.1

For More Information, Call:                           FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                        FIRST FEDERAL BANCORP REPORTS
                           FOURTH QUARTER RESULTS

ZANESVILLE, Ohio (November 20, 2003) J. William Plummer, President and Chief Executive Officer of First Federal Bancorp, Inc. (NASDAQ: FFBZ) today reported results for the three months and fiscal year ended September 30, 2003.

Net income for the fourth quarter 2003 improved to $0.5 million or $0.15 per diluted share from $0.2 million or $0.05 per diluted share for the same period last year.

The fourth quarter 2002 results included a non-cash charge related to SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which represented $0.2 million or $0.04 per diluted share, and a pre-tax charge of $0.2 million or $0.04 per diluted share related to termination of First Federal's defined benefit plan.

J. William Plummer, President and Chief Executive Officer, commented, "During the fourth quarter 2003 we increased loans outstanding, maintained strong credit quality, and continued to benefit from a solid balance sheet. In this environment of historically low interest rates we remained focused on asset strength and our long-term objectives. The growth in commercial and small business loans combined with the increase in deposits during fiscal 2003 is expected to contribute positively to First Federal's performance in future periods. Our outlook for fiscal 2004 is improved compared to last year, but remains cautious pending further evidence of sustained improvement in the economy."

Fourth Quarter Results
----------------------

Net loans improved approximately $10.0 million to $205.5 million at September 30, 2003 versus the same date a year ago. Commercial and small business loan growth was solid, offsetting declines in automobile loans which resulted from the continuation of aggressive financing programs by automobile manufacturers.

Net interest income was $2.0 million for the fourth quarters of 2003 versus $2.1 million for the same period last year. For the three months ended September 30, 2003, asset yields declined at a faster rate than deposit yields compared to a year ago. This resulted in a net interest margin of 3.52% for the fourth quarter 2003 versus 3.71% for the same period last year.

Non-interest income rose to $0.5 million for the fourth quarter 2003 compared with $0.2 million for the same period last year. The principal reasons for the quarter-over-quarter difference include lower mortgage servicing rights, higher loan servicing fees due to the


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larger number of loans outstanding, and other miscellaneous fees.  There was a non-cash charge of $0.2 million recorded in the fourth quarter 2002 related to SFAS 125.

Non-interest expense declined to $1.8 million for the fourth quarter 2003 from $1.9 million for the same period last year. The prior year results included a pre-tax charge of approximately $0.2 million related to termination of First Federal's defined benefit plan. Otherwise, non-interest expense increased compared to last year due to higher consulting and professional fees, miscellaneous expenses, and a new loan production office that opened during the latter part of the fourth quarter 2003.

Fiscal Year 2003 Results
------------------------

Net interest income was $8.4 million for the twelve months ended September 30, 2003 versus $8.8 million for the same period last year. Net interest margin declined to 3.74% from 3.87% a year ago.

Non-interest income was $1.8 million for fiscal year 2003 versus $1.4 million
the prior year.   The 2002 results included a pre-tax charge of approximately
$0.2 million related to SFAS 125. Most of the year-over-year difference was due to lower mortgage servicing rights in fiscal year 2003.

Non-interest expense was $7.1 million for fiscal year 2003 compared to $7.0 million for the same period last year. This increase was principally due to higher consulting and professional fees as well as other miscellaneous expenses. Net income was $1.8 million or $0.54 per diluted share for fiscal year 2003 compared to $1.9 million or $0.56 for fiscal year 2002.

Balance Sheet
-------------

Total assets were $234.5 million at September 30, 2003 compared to $226.5 million on the same date a year ago. Net loans receivable increased 5.1% to $205.5 million at September 30, 2003 versus $195.5 million on the same date in 2002. This improvement was principally due to solid growth in commercial loans as well as non-residential loans, and to a lesser extent, variable rate mortgages and home equity loans. These increases were partially offset by a $5.1 million decline in automobile loans due to aggressive financing plans by automobile manufacturers and increased competition.

Return on average assets was 0.89% for the fourth quarter 2003 versus 0.30% for the same period last year. For fiscal year 2003, return on average assets was 0.80% compared to 0.81% for fiscal year 2002.

Total deposits rose 4.2% to $164.4 million at September 30, 2003 compared with $157.7 million on the same date last year. Most of the increase occurred in low cost transaction accounts which are generally a more stable source of funds.

Total shareholders' equity improved to $22.1 million at September 30, 2003 from $21.3 million on the same date last year. Shareholders' equity rose to $6.59 per diluted share at year-end 2003 compared to $6.30 on September 30, 2002.


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The return on average equity was 9.44% and 8.44%, respectively, for the fourth quarter and fiscal year 2003 versus 3.14% and 8.95% for the same periods a year ago.

Asset Quality
-------------

Non-performing assets were 0.22% of total assets at September 30, 2003 compared with 0.19% on the same date last year due to the increase in net loans outstanding year-over-year. The loan loss reserve represented 0.73% of net loans outstanding at September 30, 2003 versus 0.86% on the same date a year ago. This decline was attributable to a reduction in repossessed loans during fiscal 2003 and the lower amount of automobile loans outstanding compared to fiscal year 2002.

Share Repurchase Program
------------------------

As of September 30, 2003, First Federal had repurchased 74,400 common shares at an average price of $7.55 per share pursuant to the stock repurchase program which expires in June 2004. The Board of Directors authorized the repurchase of up to 164,622 of First Federal's outstanding common shares this program. There were 3,349,713 average weighted fully diluted common shares outstanding for fiscal year 2003.

About First Federal Bancorp, Inc.
---------------------------------

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.

Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.





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                         FIRST FEDERAL BANCORP, INC.
                            FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)


                                         Three Months Ended    Twelve Months Ended
                                           September 30,         September 30,

                                          2003          2002          2003          2002
                                          ----          ----          ----          ----

Selected Operations Data:
  Total Interest Income                $    3,347    $    3,761    $   13,915    $   15,832
  Total Interest Expense                    1,298         1,650         5,509         7,031
                                       ----------------------------------------------------

Net Interest Income                    $    2,049    $    2,111    $    8,406    $    8,801
Provision For Loan Losses                      15           136           270           357
                                       ----------------------------------------------------

Net Interest Income After Provision
 for Loan Losses                       $    2,034    $    1,975    $    8,136    $    8,444
Noninterest Income                            515           191         1,793         1,398
Noninterest Expense                         1,759         1,899         7,146         6.957
                                       ----------------------------------------------------

Income Before Income Tax               $      790    $      267    $    2,783    $    2,882
Provision For Income Tax                      273            99           960         1,015
                                       ----------------------------------------------------

Net Income                             $      517    $      169    $    1,823    $    1,867
                                       ====================================================

Earnings Per Share:
  Basic                                $     0.16    $     0.05    $     0.56    $     0.58
                                       ====================================================
  Diluted                              $     0.15    $     0.05    $     0.54    $     0.56
                                       ====================================================

Weighted Average Common and Common
 Equivalent Shares:
  Basic                                 3,235,319     3,278,691     3,236,642     3,205,099
                                       ====================================================

  Diluted                               3,337,336     3,382,695     3,349,713     3,357,180
                                       ====================================================





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                         FIRST FEDERAL BANCORP, INC.
                            FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)


                                      At September 30, 2003    At September 30, 2002

Selected Financial Condition Data:
  Assets                                    $234,528                 $226,451
  Loans Receivable - Net                    $205,476                 $195,526
  Mortgage-Backed Securities                $    303                 $    416
  Investment Securities                     $  8,168                 $  9,694
  FHLB Stock                                $  4,783                 $  4,591
  Deposits                                  $164,447                 $157,688

Total Equity                                $ 22,078                 $ 21,294

Total Equity Per Share                      $   6.59                 $   6.30


                                                                 At or for the Three Months    At or for the Twelve Months
                                                                    Ended September 30,            Ended September 30,
                                                                      2003       2002               2003       2002
                                                                      ----       ----               ----       ----

Selected Financial Ratios And Other Data:

  Performance Ratios (Annualized):
  Return on Average Assets     .                                         89%       .30%               .80%       .81%
  Return on Average Equity                                             9.44%      3.14%              8.44%      8.95%
  Interest Rate Spread:
    Average During Period                                              3.57%      3.78%              3.68%      3.83%
    At End of Period                                                   3.74%      3.97%              3.92%      4.10%
    Net Interest Margin                                                3.52%      3.71%              3.74%      3.87%
    Noninterest Expense to Average Assets                              3.03%      3.33%              3.13%      3.03%

Quality Ratios:

  Nonperforming Assets to Total Assets at End of Period.                 22%       .19%               .22%       .19%
  Efficiency Ratio                                                    67.62%     72.50%             65.57%     63.05%
  Loan Loss Allowance to Net Loans at End of Period                    0.73%      0.86%              0.73%      0.86%

Capital Ratios:

  Total Equity to Total Assets at End of Period                        9.41%      9.40%              9.41%      9.40%
  Average Interest-earning Assets to Average Interest-bearing
  Liabilities                                                        107.09%    106.08%            106.70%    108.29%


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